Exhibit 23.3

Consent of Independent Auditor

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of QNB Corp. of our report dated April 22, 2024, relating to the consolidated financial statements of The Victory Bancorp, Inc. (the Company), which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

Philadelphia, Pennsylvania

December 18, 2025